Issuer Free Writing Prospectus
Filed by: Corporate Office Properties Trust
Pursuant to Rule 433 under the Securities Act of 1933
Relating to Preliminary Prospectus Supplement, September 23, 2008
Registration No. 333-137031

Dated: September 24, 2008

CORPORATE OFFICE PROPERTIES TRUST

On September 23, 2008, the issuer, Corporate Office Properties Trust (the “Company”), filed a preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) to the prospectus included in the Company’s Registration Statement on Form S-3 (File No. 333-137031) (the “Registration Statement”).

In the Preliminary Prospectus Supplement, the Company stated that it was offering up to 2,000,000 common shares, and that it had granted to the underwriters in the offering an option to purchase up to an additional 300,000 common shares from the Company at the public offering price, less the underwriting discount, within 30 days from the date of the final prospectus supplement to be filed in connection with the offering to cover over-allotments.

This free writing prospectus is being filed to communicate that the Company has determined that it will increase the number of common shares it is offering to 3,250,000, and to increase the number of common shares subject to the over-allotment option to 487,500.  The Company is offering the common shares at a public offering price of $39.00 per share.  The Company intends to use the net proceeds of approximately $120.9 million after deducting underwriting discounts and commissions of $5.7 million and transaction expenses of $180,000 (or $138.9 million if the underwriters’ over-allotment option is exercised in full, after deducting underwriting discounts and commissions of $6.6 million and transaction expenses of $180,000), in the manner set forth under the section “Use of Proceeds” in the Preliminary Prospectus Supplement.

The Company has filed the Registration Statement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the Registration Statement, the Preliminary Prospectus Supplement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the Registration Statement or the Preliminary Prospectus Supplement if you request it by calling: Raymond James & Associates, Inc. at 800-248-8863, Banc of America Securities LLC at 800-294-1322, Citigroup Global Markets Inc. at 800-831-9146 or J.P. Morgan Securities Inc. at 718-242-8002.